Exhibit 3(a)(ii)

BY-LAWS

of

JACLYN, INC.1

(A Delaware corporation)

ARTICLE I

Stockholders

Section 1.         Place of Meetings. Meetings of stockholders shall be held at such place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors.

Section 2.         Annual Meeting. Annual meetings of stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. At each annual meeting the stockholders shall elect a Board of Directors by plurality vote and transact such other business as may be properly brought before the meeting.

Section 3.         Special Meetings. Special meetings of the stockholders may be called by the Board of Directors, or by the holders of a majority of the outstanding stock of the corporation.

Section 4.         Notice of Meetings. Written notice of each meeting of the stockholders stating the place, date and hour of the meeting shall be given by or at the direction of the Board of Directors to each stockholder entitled to vote at the meeting at least ten, but not more than sixty, days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is called.

Section 5.         Quorum; Adjournments of Meetings. The holders of a majority of the issued and outstanding shares of the capital stock of the corporation entitled to vote at a meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at such meeting; but, if there be less than a quorum, the holders of a majority of the stock so present or represented may adjourn the meeting to another time or place, from time to time, until a quorum shall be present, whereupon the meeting may be held, as adjourned, without further notice, except as required by law, and any business may be transacted thereat which might have transacted at the meeting as originally called.

Section 6.         Voting. At any meeting of the stockholders every registered owner of shares entitled to vote may vote in person or by proxy and, except as otherwise provided by statute, in the Certificate of Incorporation or these By-Laws, shall have one vote for each such share standing in his name on the books of the corporation. Except as otherwise required by statute, the Certificate of Incorporation or these By-Laws, all matters, other than the election of directors, brought before any meeting of the stockholders shall be decided by a vote

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1  As amended through November 28, 2007.

of a majority in interest of the stockholders of the corporation present in person or by proxy at such meeting and voting thereon, a quorum being present.

Section 7.         Inspectors of Election. The Board of Directors, or, if the Board shall not have made the appointment, the chairman presiding at any meeting of stockholders, shall have power to appoint one or more persons to act as inspectors of election at the meeting or any adjournment thereof, to receive, canvass and report the votes cast by the stockholders at such meeting, but no candidate for the office of director shall be appointed as an inspector at any meeting for the election of directors.

Section 8.         Chairman of Meetings. The Chairman of the Board shall preside at all meetings of the stockholders. In the absence of the Chairman of the Board, The Board of Directors may appoint any other officer or any stockholder to act as chairman of the meeting.

Section 9.         Secretary of Meetings. The Secretary or an Assistant Secretary of the corporation shall act as secretary of all meetings of the stockholders. In the absence of the Secretary of the corporation, the chairman of the meeting shall appoint a person to act as secretary of the meeting.

ARTICLE II

Board of Directors

Section 1.         Purpose and Number of Directors. The property, business and affairs of the corporation shall be managed and controlled by the Board of Directors. The Board of Directors shall consist of not less than three (3) nor more than nine (9) members. Within the limits specified, the number of directors shall be determined by resolution of the Board of Directors, or by the stockholders at the annual meeting.

Section 2.         Vacancies. Whenever any vacancy shall occur in the Board of Directors by reason of death, resignation, increase in the number of directors or otherwise, it may be filled by a majority of the directors then in office although less than a quorum, or by a sole remaining director, for the balance of the term, or, if the Board has not filled such vacancy, it may be filed by the stockholders at the next annual meeting of stockholders.

Section 3.         Annual Meeting. The annual meeting of the Board of Directors, of which no notice shall be necessary provided a majority of the whole Board shall be present, shall be held immediately following the annual meeting of stockholders or immediately following any adjournment thereof at the place the annual meeting of stockholders was held at which such directors were elected, or at such other place as a majority of the members of the newly elected Board who are then present shall determine, for the purpose of the organization of the Board and the election or appointment of officers for the ensuing year, and for the transaction of such other business as may be brought before such meeting.

Section 4.         Regular Meeting. Regular meetings of the Board of Directors, other than the annual meeting, shall be held at such times and places and on such notice, if any, as the Board of Directors may from time to time determine.

Section 5.         Special Meeting. Special meetings of the Board of Directors may be called by order of the Chairman of the Board or the President, and shall be called at the request of any two directors. Notice of the time and place of each special meeting shall be given by or at the direction of the person or persons calling the meeting by mailing the same at least three days before the meeting or by telephoning, telegraphing or delivering personally the same at least twenty-four hours before the meeting to each director. Except as otherwise specified in the notice thereof, or as required by statute, the Certificate of Incorporation or these By-Laws, any and all business may be transacted at any special meeting.

Section 6.         Conference Call Meetings. Unless otherwise restricted by statute or by the Certificate of Incorporation, members of the Board of Directors, or of any committee designated by the Board, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by means of such equipment shall constitute presence in person at such meeting.

Section 7.         Place of Conference Call Meetings. Any meeting at which one or more of the members of the Board of Directors or of a committee designated by the Board of Directors shall participate by means of conference telephone or similar communications equipment shall be deemed to have been held at the place designated in a notice of such meeting, provided that at least one member is at such place while participating in the meeting.

Section 8.         Organization. Every meeting of the Board of Directors shall be presided over by the Chairman of the Board, or, in his absence, the President. In the absence of the Chairman of the Board and the President, a presiding officer shall be chosen by a majority of the directors present. The Secretary of the corporation shall act as secretary of the meeting, but, in his absence, the presiding officer may appoint any person to act as secretary of the meeting.

Section 9.         Quorum; Vote. A majority of the members of the whole Board of Directors shall constitute a quorum for the transaction of business, but less than a quorum may adjourn any meeting to another time or place from time to time until a quorum shall be present, whereupon the meeting may be held, as adjourned, without further notice. Except as otherwise required by statute, the Certificate of Incorporation or these By-Laws, all matters coming before any meeting of the Board of Directors shall be decided by the vote of a majority of the directors present at the meetings, a quorum being present.

Section 10.       Compensation. The directors shall receive such compensation for their services as directors and as members of any committee appointed by the Board of Directors as may be prescribed by the Board, and shall be reimbursed by the corporation for ordinary and reasonable expenses incurred in the performance of their duties; the foregoing shall not be construed as prohibiting the payment of compensation to any director for services rendered in any other capacity.

ARTICLE III

Officers

Section 1.         General. The Board of Directors shall elect the officers of the corporation, which shall include a President, a Secretary and a Treasurer, and shall elect or appoint such other or additional officers including, without limitation, a Chairman of the Board, one or more Vice Chairmen of the Board, Vice Presidents, Assistant Vice Presidents, Assistant Secretaries and Assistant Treasurers as the Board may designate. Any number of offices may be held by the same person unless otherwise provided by statute or the Certificate of Incorporation.

Section 2.         Term of Office; Removal and Vacancy. All officers of the corporation shall hold their office at the pleasure of the Board of Directors until the next annual meeting of the Board, or until his successor is elected and qualified or until his earlier resignation or removal; Any officer or agent shall be subject to removal with or without cause at any time by the affirmative vote of a majority of the whole Board of Directors. Vacancies in any office may be filled at any regular or special meeting of the Board of Directors.

Section 3.         Powers and Duties. Each of the officers of the corporation shall, unless otherwise ordered by the Board of Directors, have such powers and duties as generally pertain to his respective office as well as such powers and duties as from time to time may be conferred upon him by the Board of Directors. The Chairman of the Board and the President shall be the chief executive officers of the corporation.

Section 4.          Power to Vote Stock. Unless otherwise ordered by the Board of Directors, the Chairman of the Board, the President, any Vice President or the Secretary of the corporation, and each of them, shall have full power and authority on behalf of the corporation to attend and to vote at any meeting of stockholders of any corporation in which this corporation may hold stock, and may exercise on behalf of this corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting and shall have power and authority to execute and delivery proxies, waivers and consents on behalf of the corporation in connection with the exercise by the corporation of the rights and powers incident to the ownership of such stock. The Board of Directors, from time to time, may confer like powers upon any other person or persons.

ARTICLE IV

Capital Stock

Section 1.         Certificates of Stock. The shares of the corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or any or all classes or series of the corporation’s stock shall be uncertificated (book entry) shares; and further, provided, that any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the foregoing, every holder of stock in the corporation shall be entitled to have a certificate for shares of stock evidencing such holder’s interest in the corporation. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated securities and the rights and obligations of the holders of certificates representing shares of the same class or series shall be identical. Certificates for shares of stock of the corporation shall be in such form as the Board of Directors may from time to time prescribe and shall be signed by the Chairman of the Board or a Vice Chairman of the Board or the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary.

Section 2.         Transfer of Stock. Subject to applicable law and restrictions or limitations on the transfer, registration or ownership of any shares, shares of capital stock of the corporation shall be transferable on the books of the corporation only by the holder of record thereof, in person or by duly authorized attorney, (A) upon surrender and cancellation of certificates for a like number of shares, with an assignment or power of transfer endorsed thereon or delivered therewith, duly executed, and with such proof of the authenticity of the signature and of authority to transfer, and of payment of applicable transfer taxes, as the corporation or its agents may require or, (B) in the case of uncertificated shares, upon the receipt of proper transfer instructions of uncertificated shares and the payment of applicable transfer taxes. The Board of Directors may, from time to time, make such additional rules and regulations as it may deem expedient, not inconsistent with these By-laws, concerning the issuance, transfer and registration of certificates for shares or uncertificated shares of capital stock of the corporation.

Section 3.         Ownership of Stock. The corporation shall be entitled to treat the holder of record of any share or shares of stock as the owner thereof in fact and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law.

ARTICLE V

Miscellaneous

Section 1.         Corporate Seal. The seal of the corporation shall be circular in form and shall contain the name of the corporation and the year and State of incorporation.

Section 2.         Fiscal Year. The Board of Directors shall have the power to fix, and from time to time to change, the fiscal year of the corporation.

ARTICLE V

Amendments

Section 1.         Amendments. The Board of Directors shall have the power to make, alter or repeal the By-Laws of the corporation by a vote of a majority of the whole Board at any regular or special meeting of the board, subject to the power of the stockholders to alter or repeal the By-Laws made or altered by the Board of Directors.